Exhibit 99.3

AMENDMENT TO EMPLOYMENT

This Agreement is made as of the 3rd day of October, 2002 between Oragenics, Inc. ("Employer") and Jeffery D. Hillman ("Employee").

Employer and Employee entered into an Employment Agreement at of the 1st day of May, 2002.

Employer and Employee desire to amend the Employment Agreement dated May 1st, 2002, and they hereby agree as follows:

Section 2. DESCRIPTION OF EMPLOYEE'S DUTIES is amended by replacing the second paragraph of Section 2 with the following new second paragraph:

"The Employee shall devote substantially three-fourths of his entire productive time, abilities, energies and attention to the business of Employer during the term of this Agreement. Employee shall not, during the term of this Agreement, be engaged for salaried remuneration in any business activity other than IviGene Corporation without the express written consent of Employer."

The Employment Agreement, as herein amended, shall remain in full force ad effect and is hereby ratified and confirmed.

ORAGENICS, INC.

By:	/s/ Illegible	/s/ Jeffery D. Hillman
	Its President & CEO	Jeffery D. Hillman